PROTEA BIOSCIENCES GROUP, INC.

CONVERTIBLE PROMISSORY NOTE ADDENDUM

$35,000	Issue Date: November 30, 2012

This addendum is to acknowledge the fact that Ed Roberson, by signing below, has agreed to extend the maturity date for the Converible Promissory Note issued by Protea Biosciences Group, Inc., a Delaware corporation (the “Company”), for the sum of $35,000 on September 25, 2012 (Issue Date). Whereas the original maturity was 60 days from the Issue Date, which results in a Maturity Date of November 24, 2012, this addendum extends the Maturity Date by 90 days to February 22, 2013.

All other specifics of the original Convertible Promissory Notes remain as stated in the original Note.

Name of Holder: /s/ Ed Roberson

Address:_____________________

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